                               UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                                (Amendment No. )


Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY
     (AS PERMITTED BY RULE 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(e) or (S)240.14a-12


                             Bush Industries, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                             BUSH INDUSTRIES, INC.

                               -----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          to be held on May 15, 2003

                               -----------------

TO ALL STOCKHOLDERS OF BUSH INDUSTRIES, INC.:

   NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Bush Industries, Inc., a Delaware corporation, will be held at the principal office of the Company, One Mason Drive, Jamestown, New York 14702, on Thursday, May 15, 2003 at 10:00 a.m., New York time, for the following purposes:

    1. To elect nine Directors, four of whom will be Class A Directors elected by the holders of Class A Common Stock and five of whom will be Class B Directors elected by the holders of Class B Common Stock, for the term of one year and until their successors are duly elected and qualified;

    2. To ratify the appointment of Deloitte & Touche LLP, as the Company's independent auditors for the fiscal year ending January 3, 2004;

    3. To vote to adjourn the Annual Meeting if there are not sufficient votes to approve one or more matters, in order to provide additional time to solicit proxies; and

    4. To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

   Only stockholders of record at the close of business on March 28, 2003, are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

                                          By Order of the Board of Directors,

                                          Ernest C. Artista,
                                          Secretary

Jamestown, New York
April 18, 2003

    WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY COMPLETE, SIGN AND DATE THE ENCLOSED PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY, AND RETURN IT TO THE COMPANY. THE PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED, AND STOCKHOLDERS EXECUTING PROXIES MAY ATTEND THE MEETING AND VOTE IN PERSON, SHOULD THEY SO DESIRE.

                             BUSH INDUSTRIES, INC.
                                One Mason Drive
                           Jamestown, New York 14702

                               -----------------

                                PROXY STATEMENT

                               -----------------

   The accompanying proxy is solicited by the Board of Directors of Bush Industries, Inc. (the "Company"), for the Annual Meeting of Stockholders of the Company to be held at the principal office of the Company, One Mason Drive, Jamestown, New York 14702, on Thursday, May 15, 2003 at 10:00 a.m., New York time. All proxies duly executed and received will be voted on all matters presented at the Annual Meeting in accordance with the instructions given by such proxies. In the absence of specific instructions, proxies so received will be voted for the named nominees relating to the class of Common Stock for which the proxy relates for election to the Company's Board of Directors; for the ratification of Deloitte & Touche LLP, as the Company's independent auditors; and for the adjournment of the Annual Meeting if there are not sufficient votes to approve one or more matters. The Board of Directors does not anticipate that any of its nominees will be unavailable for election and does not know of any other matters that may be brought before the Annual Meeting. In the event that any other matter should come before the Annual Meeting or that any nominee is not available for election, the persons named in the enclosed proxy will have discretionary authority to vote all proxies not marked to the contrary with respect to such matter in accordance with their best judgment. The proxy may be revoked at any time before being voted. The Company will pay the entire expense of soliciting the proxies, which solicitation will be by use of the mails. This Proxy Statement is being mailed to stockholders on or about April 18, 2003.

   Only holders of shares of Class A Common Stock or Class B Common Stock of record at the close of business on March 28, 2003 will be entitled to notice of and to vote at the Annual Meeting and at all adjournments thereof. As of the close of business on March 28, 2003, the Company had outstanding 10,432,905 shares of Class A Common Stock and 3,395,365 shares of Class B Common Stock.

   At the Annual Meeting, the holders of Class A Common Stock will be entitled, as a class, to elect four Directors ("Class A Directors"), and the holders of Class B Common Stock will be entitled, as a class, to elect five Directors ("Class B Directors"). The vote of a majority of the Class A shares of Common Stock represented at the Annual Meeting is required for the election of the Class A Directors, and the vote of a majority of the Class B shares of Common Stock represented at the Annual Meeting is required for the election of the Class B Directors. The vote of a majority of the shares of capital stock represented at the Annual Meeting, voting as a single class and after taking into account that each holder of Class A Common Stock is entitled to one-tenth vote per share of Class A Common Stock, and each holder of Class B Common Stock is entitled to one vote per share of Class B Common Stock, is required for the ratification of the appointment of Deloitte & Touche LLP, as the Company's independent auditors, and to adjourn the Annual Meeting if there are not sufficient votes to approve one or more matters.

   Shares represented by proxies which are marked "abstained" or which are marked to deny discretionary authority will only be counted for determining the presence of a quorum. Votes withheld in connection with the election of one or more of the nominees for Director will not be counted as votes cast for such individuals, but will be counted for determining the presence of a quorum. In addition, where brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions (commonly referred to as "broker non-votes"), those shares will not be included in the vote totals, but will be counted for determining the presence of a quorum.

   A list of the stockholders entitled to vote at the Annual Meeting will be available at the Company's office, One Mason Drive, Jamestown, New York 14702, for a period of ten (10) days prior to the Annual Meeting for examination by any stockholder.

   The current Executive Officers and Directors of the Company beneficially own approximately 16% of the outstanding shares of Class A Common Stock and approximately 99% of the outstanding shares of Class B Common Stock. See "Security Ownership of Management and Principal Stockholders."

                       SECURITY OWNERSHIP OF MANAGEMENT
                          AND PRINCIPAL STOCKHOLDERS

   The following table sets forth the amount of shares of Class A Common Stock and Class B Common Stock owned as of March 28, 2003, by each Director of the Company, including Mr. William M. Hogan, III, a nominee for election as a Director, by each of the Executive Officers named in the Summary Compensation Table (set forth herein), by those persons known to the Company to own beneficially 5% or more of the outstanding shares of Class A and/or Class B Common Stock of the Company, and by all Directors and Executive Officers of the Company as a group. With respect to any person who beneficially owns 5% or more of the outstanding shares of Class A and/or Class B Common Stock, the address of such person is also set forth.

                                                   Number and Percentage of    Number and Percentage of
               Name and Address                       Shares of Class A           Shares of Class B
              of Beneficial Owner                    Common Stock Owned           Common Stock Owned
-----------------------------------------------    -----------------------     -----------------------
Paul S. Bush...................................    1,066,627   9.7%(1)           3,292,266  97.0%(2)
  One Mason Drive
  Jamestown, NY 14702
Robert L. Ayres................................      168,619   1.6%(3)                  --
Lewis H. Aronson...............................       87,353       (4)(5)               --
Paul A. Benke..................................        2,377       (5)                  --
Jerald D. Bidlack..............................       16,316       (5)                  --
Douglas S. Bush (6)............................      148,763   1.4%(7)              22,804       (5)(8)
Gregory P. Bush................................      104,995   1.0%(9)              40,936   1.2%(10)
David G. Dawson................................       23,024       (5)(11)              --
Neil A. Frederick..............................       13,657       (5)(12)              --
Robert E. Hallagan (6).........................        4,052       (5)                  --
Donald F. Hauck (6)............................       92,134       (5)(13)              --
William M. Hogan, III..........................           --                            --
Erland E. Kailbourne (6).......................        4,052       (5)                  --
David E. White.................................       36,000       (5)(14)              --
Bush Industries, Inc. Savings and
Retirement Plan................................      738,956   7.1%                     --
  One Mason Drive
  Jamestown, NY 14702
Dimensional Fund Advisors......................      811,868   7.8%                     --
  1299 Ocean Avenue
  11th Floor
  Santa Monica, CA 90401
FMR Corp.......................................    1,014,200   9.7%                     --
  82 Devonshire St.
  Boston, MA 02109
Reich & Tang Asset Management L.P..............    1,257,000  12.0%                     --
  600 Fifth Ave.
  New York, NY 10020
Royce & Associates, Inc........................      624,100   6.0%                     --
  1414 Avenue of the Americas
  New York, NY 10019
Tocqueville Asset Management L.P...............      941,730   9.0%
  1675 Broadway
  New York, NY 10019
All Executive Officers and Directors as a group
  (15 persons).................................    1,845,184  16.1%(15)(16)      3,356,006  98.8%

--------
(1) Includes 560,000 shares of Class A Common Stock issuable upon exercise of outstanding options. Includes 2,200 shares of Class A Common Stock held of record by Mr. Paul S. Bush's spouse, and with respect to such shares, Mr. Paul S. Bush disclaims beneficial ownership. In addition, includes 161,852 shares of Class A Common Stock held in trust for the benefit of Mr. Paul S. Bush's children, and with respect to which Mr. Paul S. Bush disclaims beneficial ownership. Also includes 264,666 shares held by the Paul S. Bush Charitable Remainder Unitrust, and with respect to which Mr. Paul S. Bush disclaims beneficial ownership. Excludes 11,662 shares of Class A Common Stock held of record by the Company's Savings and Retirement Plan (the "401(k) Plan") for the benefit of Mr. Paul S. Bush, and with respect to such shares, the trustees of such Plan have sole voting power. In addition, excludes shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock. Certain of the shares are owned of record by the Paul S. Bush Declaration of Trust, a living trust, maintained for the benefit of Mr. Paul S. Bush.
(2) Includes 2,261,916 shares of Class B Common Stock held by The Bush Family Limited Partnership. Includes 2,000 shares of Class B Common Stock held of record by Mr. Paul S. Bush's spouse, and with respect to such shares, Mr. Paul S. Bush disclaims beneficial ownership. In addition, includes 31,038 shares of Class B Common Stock held in trust for the benefit of Mr. Paul S. Bush's children, and with respect to which Mr. Paul S. Bush disclaims beneficial ownership. Certain of the shares are owned of record by the Paul
    S. Bush Declaration of Trust, a living trust, maintained for the benefit of Mr. Paul S. Bush.
(3) Includes 143,750 shares of Class A Common Stock issuable upon the exercise of outstanding options. Excludes 8,531 shares of Class A Common Stock held of record by the Company's 401(k) Plan for the benefit of Mr. Robert L. Ayres, and with respect to such shares, the trustees of such Plan have sole voting power.
(4) Includes 81,563 shares of Class A Common Stock issuable upon exercise of outstanding options. Includes 900 shares of Class A Common Stock held of record by Mr. Lewis H. Aronson's spouse, and with respect to such shares, Mr. Aronson disclaims beneficial ownership. Excludes 5,802 and 1,055 shares of Class A Common Stock, held of record by the Company's 401(k) Plan for the benefit of Mr. Aronson and his spouse, respectively, and with respect to such shares, the trustees of such Plan have sole voting power.
(5) Less than 1%.
(6) Not standing for re-election as a Director.
(7) Includes 84,297 shares of Class A Common Stock issuable upon exercise of outstanding options. Excludes 2,141 shares of Class A Common Stock held of record by the Company's 401(k) Plan for the benefit of Mr. Douglas S. Bush, and with respect to such shares, the trustees of such Plan have sole voting power. Excludes shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock beneficially owned by Mr. Douglas S. Bush.
(8) Includes 1,200 shares of Class B Common Stock held of record by Mr. Douglas
    S. Bush's spouse, and with respect to such shares, Mr. Douglas S. Bush disclaims beneficial ownership.
(9) Includes 50,963 shares of Class A Common Stock issuable upon exercise of outstanding options. Includes 8,000 shares of Class A Common Stock held of record by Mr. Gregory P. Bush's spouse, and with respect to such shares, Mr. Gregory P. Bush disclaims beneficial ownership. Excludes 3,987 shares of Class A Common Stock held of record by the Company's 401(k) Plan for the benefit of Mr. Gregory P. Bush, and with respect to such shares, the trustees of such Plan have sole voting power. Excludes shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock beneficially owned by Mr. Gregory P. Bush.
(10) Includes 4,130 shares of Class B Common Stock held of record by Mr. Gregory P. Bush's spouse, and with respect to such shares, Mr. Gregory P. Bush disclaims beneficial ownership. Includes 15,202 shares of Class B Common Stock held as custodian by Mr. Gregory P. Bush's spouse for the benefit of Mr. Gregory P. Bush's children, and with respect to such shares, Mr. Gregory P. Bush disclaims beneficial ownership.
(11) Includes 11,630 shares held by a company wholly-owned by Mr. David G.
     Dawson.
(12) Includes 12,657 shares of Class A Common Stock issuable upon exercise of outstanding options. Excludes 4,358 shares of Class A Common Stock held of record by the Company's 401(k) Plan for the benefit of Mr. Neil A. Frederick, and with respect to such shares, the trustees of such Plan have sole voting power.

(13) Includes 23,907 shares of Class A Common Stock issuable upon the exercise of outstanding options. Excludes 6,937 shares of Class A Common Stock held of record by the Company's 401(k) Plan for the benefit of Mr. Donald F. Hauck, and with respect to such shares, the trustees of such Plan have sole voting power.
(14) Includes 36,000 shares of Class A Common Stock issuable upon the exercise of outstanding options.
(15) Includes shares of Class A Common Stock issuable upon exercise of outstanding options, as described in the Notes above. In addition, includes shares of Class A Common Stock beneficially owned by Mr. Ernest
     C. Artista, the Company's Secretary and Corporate Vice President of Corporate Communications and Mr. Larry C. Genareo, the Company's Senior Vice President of Operations. Excludes shares of Class A Common Stock issuable upon conversion of outstanding shares of Class B Common Stock. Excludes shares held of record by the Company's 401(k) Plan, as described in the Notes above. In addition, excludes shares of Class A Common Stock issuable to the spouse of a certain Officer upon exercise of outstanding options.
(16) In calculating the percentage of shares of Class A Common Stock owned, included in the total number of shares of Class A Common Stock outstanding are the shares of Class A Common Stock issuable upon exercise of outstanding options, as described in the foregoing Notes.

                             ELECTION OF DIRECTORS

   Nine (9) Directors are to be elected for the ensuing year and until their successors are duly elected and qualified. Four of such Directors will be Class A Directors, elected by the holders of the Class A Common Stock, and five of such Directors will be Class B Directors, elected by the holders of the Class B Common Stock. If, at the time of election, any of the nominees should be unavailable for election, a circumstance which is not expected by the Company, it is intended that the proxies will be voted for such substitute nominee as may be selected by the Company. Proxies not marked to the contrary will be voted for the election of the following persons with respect to that class of Common Stock represented thereby. All of the nominees are standing for re-election by the stockholders from the current term, except for Mr. William
M. Hogan, III.

Name and Age                   Director Since            Position with the Company
------------------------------ -------------- ------------------------------------------------
Nominees for Class A Directors
Paul A. Benke (81)............      1985      Director
Jerald D. Bidlack (67)........      1985      Director
David G. Dawson (55)..........      1998      Director
William M. Hogan, III (62)....       --       --

Nominees for Class B Directors
Paul S. Bush (66).............      1965      Chairman of the Board,
                                              Chief Executive Officer
Robert L. Ayres (59)..........      1988      President, Chief Operating Officer,
                                              Chief Financial Officer and Director
Lewis H. Aronson (51).........      1993      Corporate Executive Vice President and Director
Gregory P. Bush (38)..........      1993      Director
Neil A. Frederick (50)........      2002      Treasurer, Corporate Vice President and Director

   Mr. Paul A. Benke has served as a Director of the Company since 1985. In 1982, Mr. Benke founded the Roger Tory Peterson Institute, a not-for-profit environmental education institute, and is titled "Founder". He served as its President from 1995 to 1996 and as its Executive Vice President/Executive Director from 1991 through 1995.

   Mr. Jerald D. Bidlack has served as a Director of the Company since 1985. Mr. Bidlack has been President of Griffin Automation, Inc., West Seneca, New York since 1992, a designer and manufacturer of automation equipment. He also serves as a Director of Graham Corporation of Batavia, New York and is a Trustee of Keuka College, Keuka Park, New York.

   Mr. David G. Dawson has served as a Director of the Company since 1998. Mr. Dawson has been Chairman of the Board and President of Dawson Metal Company and Dawson Doors DBA since 1983 and has been President of Spray Tech, Inc. since 1994. In addition, Mr. Dawson serves on a number of charitable boards and commissions.

   Mr. William M. Hogan, III is currently the Executive Vice President and Chief Operating Officer of Oatey Co., a manufacturer and distributor of plumbing products worldwide. From 1998 through 2001, Mr. Hogan was Executive Vice President of the Architectural Wall Division of Steelcase, Inc., a office furniture manufacturer and from 1990 through 1998, Mr. Hogan held a variety of management positions, including President and Chief Operating Officer, with Clestra Hauserman, Inc., a manufacturer of moveable walls for offices and clean rooms.

   Mr. Paul S. Bush has been with the Company since it was founded in 1959. Mr. Paul S. Bush has served as the Chairman of the Board of Directors and Chief Executive Officer of the Company since 1971. He is the father of Messrs. Gregory P. and Douglas S. Bush.

   Mr. Robert L. Ayres has been employed by the Company since 1988 and has held a variety of management positions within the Company since that time. Currently Mr. Ayres is President, Chief Operating Officer and Chief Financial Officer.

   Mr. Lewis H. Aronson has been employed by the Company since 1988 and has held a variety of management positions within the Company since that time. Currently Mr. Aronson is Corporate Executive Vice President.

   Mr. Gregory P. Bush was employed by the Company from 1988 to March 2003, and held a variety of management positions within the Company, most recently as President of Bush Furniture. He is the son of Mr. Paul S. Bush and the brother of Mr. Douglas S. Bush.

   Mr. Neil A. Frederick has been employed by the Company since 1988 and has held a variety of management positions with the Company since that time. Currently, Mr. Frederick is Treasurer and Corporate Vice President.

   The business background of the following Executive Officers of the Company, to the extent not otherwise set forth herein, are described below:

   Mr. Ernest C. Artista (51) has been employed by the Company since 1988 and has held a variety of management positions with the Company since that time. Currently, Mr. Artista is Secretary of the Company and Corporate Vice President of Corporate Communications.

   Mr. Larry C. Genareo (54) has been employed by the Company since 1989 and has held a variety of management positions with the Company since that time. Currently, Mr. Genareo is Senior Vice President of Operations.

   Mr. Donald F. Hauck (59) has been employed by the Company since 1971 and has held a variety of management positions with the Company since that time. Currently, Mr. Hauck is Senior Vice President.

   Mr. David E. White (48) has been employed by the Company since April, 2002 as President, Bush Business Furniture. From 1979 until 2002, Mr. White held a variety of management positions with HON Industries, Inc. operating companies, most recently as Vice President of the Seating Business Unit of Allsteel.

                      MEETINGS OF THE BOARD OF DIRECTORS
                     AND INFORMATION REGARDING COMMITTEES

   The Board of Directors has two standing committees, an Audit Committee and a Compensation Committee. The Company does not have a Nominating Committee.

   The Audit Committee is currently composed of Messrs. Paul A. Benke (Chairman), Jerald D. Bidlack, Robert E. Hallagan and Erland E. Kailbourne. Messrs. Hallagan and Kailbourne are not standing for re-election as Directors, and it is anticipated that Mr. William M. Hogan, III, a nominee for election to the Company's Board of Directors, will serve on the Audit Committee. All members of the Audit Committee are "independent" within the meaning of the rules of the New York Stock Exchange ("NYSE"). The duties of the Audit Committee include responsibility for appointing, overseeing and determining the compensation of the independent auditors, reviewing and considering actions of Management in matters relating to audit functions, reviewing with independent auditors the scope and results of its audit engagement, reviewing reports from various regulatory authorities, reviewing the system of internal controls and procedures of the Company, and reviewing the effectiveness of procedures intended to prevent violations of law and regulations. Additional information regarding the Audit Committee and its functions and responsibilities is included under the caption "Report of the Audit Committee". In addition to reviews of the Company's earnings releases, Form 10-Qs and Form 10-K, the Audit Committee held four regular meetings in 2002.

   The Compensation Committee is currently comprised of Messrs. Jerald D. Bidlack (Chairman), Paul A. Benke, Robert E. Hallagan and Erland E. Kailbourne. Messrs. Hallagan and Kailbourne are not standing for re-election as Directors, and it is anticipated that Mr. William M. Hogan, III, a nominee for election to the Company's Board of Directors, will serve on the Compensation Committee. The duties of the Compensation Committee include recommending to the Board of Directors remuneration to be paid to Executive Officers of the Company, determining the number of shares and options to be awarded pursuant to the Company's 1995 Stock Plan, administering and monitoring compensation, including administering the Company's Performance Bonus Plan, and recommending the establishment of incentive and bonus programs for executives of the Company. The Compensation Committee held four meetings in 2002.

   The Board of Directors held nine meetings in 2002. All Directors attended at least 75% of the meetings of the Board of Directors and Committees on which they then served.

Report of the Audit Committee

   The Audit Committee operates under an Audit Committee Charter, which has been approved by the Board of Directors. The Committee is currently composed of four members of the Board of Directors and each member is free of any relationship that would interfere with his independent judgment and each member fully satisfies the requirement of independence promulgated by the NYSE.

   The Committee met regularly with the independent auditors:

  . To determine the full and qualified independence of the outside auditors, including an assessment of the relevance of non-audit services to that independence. The Committee has received written affirmation that the auditors are independent pursuant to Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and has discussed with the auditors their independence.

  . To confirm the integrity and credibility of the published accounting reports.

  . To assess the nature of communications among the Committee, auditors and Management and to insure full, open dialogue.

  . To discuss with the auditors all matters peripheral to basic accounting but which have a bearing on the finances of the Company such as litigation, taxation, and internal controls.

  . To insure that all matters related to the Committee's responsibilities have been conveyed to the Committee by the auditors.

  . To discuss with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

   Copies of quarterly and other reports are provided to all members of the Committee, who then review the reports and provide feedback to the Committee Chairman. The Chairman, along with other Committee members, then discuss with the independent auditors such reports prior to their release. The Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 28, 2002 with the independent auditors and Management. Further, the Chairman meets periodically with selected members of Management to explore reporting and other pertinent issues. Based on the review and discussions referred to above, the Committee has recommended to the Board of Directors that the audited financial statements of the Company for the fiscal year ended December 28, 2002 be included in the Company's Annual Report on Form 10-K, for filing with the Securities and Exchange Commission.

   The Audit Committee has appointed Deloitte & Touche LLP, as the Company's independent auditors for fiscal year 2003.

Paul A. Benke, Chairman
Jerald D. Bidlack
Robert E. Hallagan
Erland E. Kailbourne

                            EXECUTIVE COMPENSATION

Report of the Compensation Committee on Executive Compensation

   All decisions on the compensation of the Company's Executive Officers are made by the Compensation Committee of the Board of Directors (the "Compensation Committee"). Grants or awards of stock options or shares of the Company's Class A Common Stock to Executive Officers are made solely by the Compensation Committee in compliance with the requirements of Rule 16b-3, promulgated under the Securities Exchange Act of 1934.

   The Company's executive compensation program is designed to help attract, retain, and motivate the highly qualified personnel needed to ensure maximum stockholder returns. To meet these goals, the Company has implemented a compensation program with the following components:

  . Base salaries that reflect the scope and responsibilities of the position, as well as the skills, knowledge, experience, abilities, and contributions of each individual executive.

  . Short term incentives that are directly linked to the financial performance of the Company.

  . Long term incentives that balance the Executive Officer's short and long term perspectives and provide rewards consistent with stockholder returns.

   All decisions regarding individual compensation for the Company's Executive Officers and executive compensation programs are reviewed, discussed, and approved by the Compensation Committee and/or are recommended to the Board of Directors or stockholders for approval, as appropriate. All compensation decisions are determined following a detailed review and assessment of external competitive data, the individual's contributions to the Company's success, any significant changes in role or responsibility, and internal equity of pay relationships.

   The competitiveness of the Company's total compensation program--incorporating base salaries, short term incentives, and long term incentives--is assessed regularly. In general, the Compensation Committee intends that the overall compensation level for the executive group should reflect competitive levels of compensation for comparable positions in similarly sized manufacturers of consumer durables over the long term.

   The Company believes that Executive Officers should be rewarded for their contribution to the financial success and profitability of the business, and as such, in 1994, the Company implemented, with stockholder approval, a Performance Bonus Plan. Under the Performance Bonus Plan, actual bonus amounts for each Executive Officer are based on a formula which multiplies the Executive Officer's base salary by the Company's pretax, pre-bonus profits as a percentage of sales and a factor reflecting the Executive Officer's relative responsibilities and ability to impact the Company's profits. All Executive Officers, including the Chief Executive Officer, participate in the Performance Bonus Plan. In addition, the Compensation Committee and the Board of Directors occasionally approve special bonuses in recognition of extraordinary achievements that have provided significant benefits to the stockholders of the Company.

   The Company believes that it is essential to link executive and stockholder interests. To meet this objective, the Company administers a stock option program which awards grants to provide participants with an opportunity to share in the Company's success. In determining stock option grants, the Compensation Committee considers the externally competitive market, the past contributions of the individual, the individual's ability to affect Company profitability, the scope of the individual's responsibilities, and the need to retain the individual's service over time. All Executive Officers, including the Chief Executive Officer, are eligible to participate in this program.

2002 Executive Compensation

   The base salaries of the named Executive Officers remained unchanged in 2002 from year-end 2001, except for Mr. David E. White who joined the Company in April 2002 and was paid in accordance with the terms of his employment contract. Except for Mr. White, bonuses awarded to all Executive Officers, including Mr. Paul S. Bush, are primarily a function of payouts under the formula-based Company Performance Bonus Plan, as described above. Mr. White's bonus was paid in accordance with the terms of his employment contract and included a signing bonus.

Jerald D. Bidlack, Chairman
Paul A. Benke
Robert E. Hallagan
Erland E. Kailbourne

                          Summary Compensation Table

                                                                  Long Term Compensation
                                                              -------------------------------
                                     Annual Compensation             Awards          Payouts
                                 ---------------------------- --------------------- ---------
                                                                         Securities   Long
                                                    Other     Restricted Underlying   Term
                                                    Annual      Stock     Options/  Incentive  All Other
                                 Salary   Bonus  Compensation   Awards      SARs     Payouts  Compensation
Name and Principal Position Year  ($)      ($)      ($)(1)       ($)        (#)        ($)       ($)(2)
--------------------------- ---- ------- ------- ------------ ---------- ---------- --------- ------------

Paul S. Bush............... 2002 630,006 124,899    26,491        --           --      --         2,000
  Chairman,                 2001 630,006 307,125    28,068        --           --      --        38,276(3)
  Chief Executive Officer   2000 624,236 755,531    38,907        --           --      --       123,602(3)

Robert L. Ayres............ 2002 435,002  67,939    15,447        --           --      --         2,000
  President,                2001 435,002 167,063    15,633        --           --      --        77,353(3)
  Chief Operating Officer,  2000 429,232 410,974    21,477        --           --      --        78,371(3)
  Chief Financial Officer

Lewis H. Aronson........... 2002 279,994  34,159     6,572        --           --      --         1,500
  Corporate Executive       2001 279,994  84,000     6,662        --           --      --         5,100
  Vice President            2000 274,226 206,640     9,242        --           --      --         5,100

Gregory P. Bush............ 2002 215,000  22,951     8,216        --           --      --         2,000
  President, Bush           2001 215,000  56,438     8,329        --           --      --         5,100
  Furniture                 2000 207,308 138,836    11,554        --           --      --        30,081(4)

David E. White (5)......... 2002 161,250 165,500        --        --       36,000      --           519
  President, Bush           2001      --      --        --        --           --      --            --
  Business Furniture        2000      --      --        --        --           --      --            --

--------
(1) Represents income related to imputed interest from non-interest bearing loans.
(2) Includes Company contributions to the Savings and Retirement Plan (401(k)). In 2002, such contributions were $2,000 for Mr. Paul S. Bush, $2,000 for Mr. Ayres, $1,500 for Mr. Aronson, $2,000 for Mr. Gregory P. Bush, and $519 for Mr. White. In 2001, such contributions were $5,100 for Mr. Paul S. Bush, $5,100 for Mr. Ayres, $5,100 for Mr. Aronson, and $5,100 for Mr. Gregory P. Bush. In 2000, such contributions were $5,100 for Mr. Paul S. Bush, $5,100 for Mr. Ayres, $5,100 for Mr. Aronson, and $4,713 for Mr. Gregory P. Bush.
(3) Includes premiums paid by the Company with respect to split-dollar life insurance policies for Mr. Paul S. Bush and Mr. Ayres. The Company will be reimbursed to the extent of the premiums paid, and expects to receive such payments upon the earlier of the death of the participant, or rollout of the policies, the timing of which is contingent upon the amount of premiums paid and policy performance. No premiums were paid in 2002 for either Mr. Paul S. Bush or for Mr. Ayres. Premiums in 2001 were $33,176 for Mr. Paul
    S. Bush and $72,253 for Mr. Ayres. Premiums in 2000 were $118,502 for Mr. Paul S. Bush and $73,271 for Mr. Ayres.
(4) Includes a special bonus of $25,368 awarded in 2000 by the Company, which was used to retire outstanding indebtedness to the Company.
(5) Mr. David E. White joined the Company as President, Bush Business Furniture on April 1, 2002.

Option/SAR Grants in Last Fiscal Year

                                  Individual Grants
                 ---------------------------------------------------
                  Number of    % of Total
                  Securities  Options/SARs Exercise
                  Underlying   Granted to   or Base
                 Options/SARs Employees in   Price                   Grant Date Present
Name             Granted (#)  Fiscal Year  ($/Share) Expiration Date  Value $(000) (1)
---------------- ------------ ------------ --------- --------------- ------------------
Paul S. Bush....       --          --         --           --                --
Robert L. Ayres.       --          --         --           --                --
Lewis H. Aronson       --          --         --           --                --
Gregory P. Bush.       --          --         --           --                --
David E. White..    36,000(2)     87.8%      13.06   March 31, 2012         127

--------
(1) The following assumptions were used in applying the Black-Scholes method to determine the Grant Date Present Value: the risk free interest rate is assumed to be 5.25%; the dividend yield is assumed to be 2.07%; the volatility factor of the expected market price of the Company's Class A Common Stock is assumed to be 67%; and the expected life is assumed to be seven years.
(2) Represents options of which 12,000 first became exercisable on April 1, 2003. An additional 12,000 options first become exercisable on April 1, 2004 with the remaining 12,000 options first becoming exercisable on April 1, 2005.

Aggregated Options/SAR Exercises in the Last Fiscal Year and Fiscal Year-End Options/SAR Value

                                     Number of Securities      Value of Unexercised
                                    Underlying Unexercised     In-the-Money Options/
                  Shares            Options/SARs at Fiscal    SARs at Fiscal Year-End
                 Acquired  Value         Year-End (#)                 $(000)
                    On    Realized ------------------------- -------------------------
Name             Exercise  $(000)  Exercisable Unexercisable Exercisable Unexercisable
---------------- -------- -------- ----------- ------------- ----------- -------------
Paul S. Bush....     --      --      560,000          --         --           --
Robert L. Ayres.     --      --      143,750          --         --           --
Lewis H. Aronson     --      --       81,563          --         --           --
Gregory P. Bush.  8,100      30       50,963          --         --           --
David E. White..     --      --           --      36,000         --           --

Compensation of Directors

   Directors who are not employees of the Company were paid an annual fee of $28,000.

Employment Contracts and Termination of Employment and
Change-in-Control Arrangements

   As of December 28, 2002, the Executive Officers named in the Summary Compensation Table have employment agreements with the Company, which provide for a rolling three year term of employment. The base salaries payable on an annualized basis under the agreements are as follows: Mr. Paul S. Bush $630,000; Mr. Robert L. Ayres $435,000; Mr. Lewis H. Aronson $280,000; Mr.
Gregory P. Bush $215,000; and Mr. David E. White $225,000. The agreements also provide that upon termination of an executive's employment due to disability, the executive will receive the severance payments he would have received upon termination of his employment by the Company without good cause, reduced by the benefits that he may receive under any short term disability and long term disability plans provided by the Company. In addition, in the case of Mr. Paul
S. Bush and Mr. Ayres, the agreements provide for the continuation of certain split dollar life insurance arrangements with the Company, despite termination of their employment by the Company without good cause, until the earlier of their death or rollout of the policies. The Company did not pay any premiums on such split dollar life insurance policies in 2002, and depending upon applicable law and regulation, does not currently anticipate paying any premiums in the future.

   Pursuant to the agreements, if the executive's employment with the Company is terminated without good cause during the term of his agreement, the executive will be entitled to severance pay equal to the compensation and benefits he would have been paid, absent such termination or material breach, for a number of months specified as follows: Mr. Paul S. Bush (36 months); Mr. Ayres (36 months); Mr. Aronson (18 months); Mr. Gregory P. Bush (18 months); and Mr. White (24 months).

   The agreements provide that if the executive terminates his employment following a change in control of the Company (as defined in the agreements), or if the Company terminates the executive's employment without good cause following a change in control of the Company, the executive will be entitled to severance pay equal to the compensation and benefits he would have been paid for a number of months specified as follows: Mr. Paul S. Bush (48 months); Mr. Ayres (36 months); Mr. Aronson (36 months); Mr. Gregory P. Bush (36 months); and Mr. White (24 months or 30 months, depending upon the circumstances, as defined in the agreement). The compensation payable to an executive upon a "change in control" will be reduced, if necessary, to assure that the payments would not constitute "excess parachute payments" under the Internal Revenue Code of 1986, as amended.

Compensation Committee Interlocks and Insider Participation

   No member of the Compensation Committee was an officer or employee of the Company or of any of its subsidiaries during the prior year or was formerly an officer of the Company or of any of its subsidiaries. None of the Executive Officers of the Company have served on the Board of Directors or Compensation Committee during the last fiscal year of any other entity, any of whose officers served either on the Board of Directors of the Company or on the Compensation Committee of the Company.

Certain Indebtedness

   Prior to July 30, 2002, the Company loaned money to certain of its Executive Officers from time to time for various reasons, including to facilitate the purchase of the Company's stock, at fair market value, under the Company's Stock Plans. The loans made to facilitate the purchase of the Company's Class A Common Stock are non-interest bearing only until November 2003. The largest aggregate amount of indebtedness outstanding at any time during 2002 for Mr. Paul S. Bush was $376,245, and as of February 23, 2003, Mr. Paul S. Bush owed the Company $354,994. The largest aggregate amount of indebtedness outstanding at any time during 2002 for the Executive Officers named in the Company's Summary Compensation Table was as follows: Mr. Robert L. Ayres, $187,494; Mr. Lewis H. Aronson, $69,988; and Mr. Gregory P. Bush, $87,492, with said amounts remaining outstanding as of February 22, 2003. Income related to imputed interest on loans to named Executive Officers is reflected in the Summary Compensation Table under the Column "Other Annual Compensation". With the adoption of the Sarbanes-Oxley Act on July 30, 2002, the Company is prohibited from extending or maintaining credit or arranging for the extension of credit or renewing credit in the form of a personal loan for any Director or Executive Officer. As a result, the Company has not made any new loans, or modified the terms of existing loans, to any of its Executive Officers or Directors since July 30, 2002.

Comparison of Total Stockholder Return

   The following graph sets forth total stockholder returns for the New York Stock Exchange, the S&P Household Furnishings Index, and the Company for the five-year period beginning January 1, 1998 and ending January 1, 2003. Total stockholder returns for the graph assumes that $100 was invested at the beginning of the period, and that all dividends were reinvested.

                                    [CHART]


                                1/1/98     1/1/99    1/1/00    1/1/01    1/1/02   1/1/03
                                ------     ------    ------    ------    ------   ------
Bush Industries, Inc.           $100.00    $48.27    $67.72    $46.47    $44.09   $20.10
New York Stock Exchange         $100.00   $116.55   $127.21   $128.50   $115.38   $92.50
S&P Household Furnishings       $100.00    $82.05    $68.42    $60.70    $75.34   $75.04



   The preceding sections entitled "Report of the Audit Committee", "Report of the Compensation Committee on Executive Compensation" and "Comparison of Total Stockholder Return" do not constitute soliciting material for purposes of Rule 14a-9 of the Securities and Exchange Commission (the "Commission"), will not be deemed to have been filed with the Commission for purposes of Section 18 of the Securities Exchange Act of 1934, and are not to be incorporated by reference into any other filing made by the Company with the Commission.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

   The Audit Committee has appointed Deloitte & Touche LLP, as the Company's independent auditors for the fiscal year ending January 3, 2004. Deloitte & Touche LLP has been the independent auditors for the Company for the past nineteen years and has no financial interest, either direct or indirect, in the Company. A representative of Deloitte & Touche LLP is expected to attend the Annual Meeting and to have an opportunity to make a statement and/or respond to appropriate questions from stockholders. If the stockholders do not ratify the appointment of Deloitte & Touche LLP, as the Company's independent auditors, the Audit Committee may consider the selection of another auditing firm, but is not obligated to do so.

   The vote of a majority of the shares of Class A and Class B Common Stock represented at the Annual Meeting, voting as a single class, after giving effect that each holder of Class A Common Stock is entitled to one-tenth vote per share of Class A Common Stock, and each holder of Class B Common Stock is entitled to one vote per share of Class B Common Stock, is required for the ratification of Deloitte & Touche LLP, as the Company's independent auditors. The Board of Directors recommends a vote "FOR" the ratification of the appointment of Deloitte & Touche LLP, as the Company's independent auditors.

   Audit Fees - The aggregate fees billed by Deloitte & Touche LLP and a member firm of Deloitte Touche Tohmatsu (collectively, "Deloitte") for professional services rendered for the audit of the Company's annual consolidated financial statements for the fiscal year ended December 28, 2002 and for the reviews of the consolidated financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year were approximately $214,400.

   All Other Fees - The aggregate fees billed by Deloitte for services rendered to the Company, other than the services described above under "Audit Fees" for the fiscal year ended December 28, 2002 were approximately $74,400, including audit related services of approximately $10,900 and non-audit related services of $63,500. Audit related services generally include fees for consents and for the audit of the Company's employee benefit plan.

   There were no services rendered for financial information systems design and implementation for the fiscal year ended December 28, 2002.

   The Audit Committee of the Board of Directors has considered whether the provision of non-audit services is compatible with maintaining the principal accountant's independence.

                    AUTHORITY TO ADJOURN THE ANNUAL MEETING

   Stockholders are being asked to provide proxies to give the authority, in the discretion of the proxy holders, to vote to adjourn the Annual Meeting if there are not sufficient votes at the date of the Annual Meeting to approve one or more of the matters to be voted upon at the Annual Meeting. Approval of this proposal will allow the Company, to the extent that shares voted by proxy are required to approve a proposal to adjourn the Annual Meeting, to continue to solicit proxies to determine whether sufficient shares will be voted in favor or against one or more of the proposals. If the Annual Meeting cannot be adjourned because shares voted by proxy may not be voted in favor of a motion to adjourn the Annual Meeting, it may mean that one or more of the proposals described in this proxy statement will fail, not because such proposals did not receive the votes of a majority of the shares represented at the Annual Meeting, but rather because such proposals did not obtain the requisite percentage vote of the stockholders in time to be approved by the time of the Annual Meeting. The Board of Directors recommends a vote "FOR" this proposal.

                             CERTAIN TRANSACTIONS

   The Company has entered into employment agreements with Messrs. Paul S. Bush, Robert L. Ayres, Lewis H. Aronson, Gregory P. Bush and David E. White. See "Executive Compensation - Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

   The Company maintains "key man" life insurance in the amount of approximately $21.4 million on the life of Mr. Paul S. Bush, the Chairman of the Board and Chief Executive Officer of the Company. Effective July 1997, the Company entered into a stock redemption agreement with Mr. Paul S. Bush, which provides that upon Mr. Paul S. Bush's demise the Company may be required to redeem a portion of the Company's capital stock then owned by Mr. Paul S. Bush's estate, at the then market price based upon a thirty day average prior to the closing of any stock redemption. The amount of the redemption is limited to the approximately $21.4 million in life insurance proceeds described above. The Company believes that the redemption agreement would protect stockholder valuation, by providing a mechanism for the orderly liquidation of a portion of the estate's equity holdings in the Company, if the estate is then required to sell such stock, for among other reasons, to satisfy, in whole or part, then current estate tax obligations.

   Mr. David G. Dawson, a Class A Director of the Company, served as a consultant to the Company during the Company's 2002 fiscal year. For the fiscal year ended December 28, 2002, the Company paid Mr. Dawson in the aggregate approximately $88,000 for such services.

   During fiscal year 2002, the following individuals, who are relatives of Mr. Paul S. Bush, the Company's Chairman of the Board of Directors and its Chief Executive Officer, were employed by the Company in such capacity and for such aggregate salary and bonus as follows; Mr. James Bush, Mr. Paul S. Bush's brother, Vice President of Sales, Commercial Office, $194,672; Ms. Margaret Kochan, Mr. Paul S. Bush's sister, Manager of Food Operations, $76,144; Mr. William J. Bacon, Mr. Paul S. Bush's son-in-law and brother-in-law of
Mr. Gregory P. Bush and Mr. Douglas S. Bush, Director of Multi-Media Services, $59,975; and Mr. Douglas S. Bush, Mr. Paul S. Bush's son and brother of Mr. Gregory P. Bush, a Director of the Company and its Vice-President of Merchandising, $58,896. Mr. Douglas S. Bush is not standing for re-election to the Company's Board of Directors and will serve as a marketing and merchandising consultant to the Company in 2003.

   Ms. Deborah L. Swauger, the sister-in-law of Mr. Lewis H. Aronson, a Director of the Company and its Corporate Executive Vice President, was employed by the Company as the Vice President of Corporate Administration and received an aggregate salary and bonus of $104,575. In addition, the Company utilized the services of Akerman Senterfitt, a law firm in which Mr. Alan H. Aronson, the brother of Mr. Lewis H. Aronson, is a shareholder.

   Ms. Janneth Artista, the wife of Mr. Ernest C. Artista, the Company's Secretary and its Corporate Vice President of Corporate Communications, was employed by the Company as the Vice President of Accounting and Finance and received an aggregate salary and bonus of $102,483.

               COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

   Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires that the Company's Executive Officers and Directors, and persons who own more than ten percent of a registered class of the Company's equity securities, file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive Officers, Directors and greater than ten percent stockholders are required by regulation to furnish to the Company copies of all Section 16(a) forms they file.

   Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that during its 2002 fiscal year, all such filing requirements applicable to its Executive Officers, Directors, and greater than ten percent beneficial owners were complied with.

                 DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

   Proposals of stockholders of the Company that are intended to be presented at the Company's next Annual Meeting must be received by the Company no later than December 19, 2003 in order for them to be included in the proxy statement and form of proxy relating to that meeting. Additionally, the Company must have notice of any stockholder proposal to be submitted at the 2004 Annual Meeting (but not required to be included in the Company's Proxy Statement) by March 5, 2004, or such proposal will be considered untimely pursuant to Rule 14a-4 and Rule 14a-5(e) under the Securities Exchange Act of 1934, and persons so named in the proxies solicited by Management may exercise discretionary voting authority with respect to such proposal.

                                          By Order of the Board of Directors,

                                          Ernest C. Artista,
                                          Secretary


Jamestown, New York
April 18, 2003

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                              BUSH INDUSTRIES, INC.
                                  P.O. BOX 460
                    One Mason Drive, Jamestown, NY 14702-0460

                THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
                       DIRECTORS OF BUSH INDUSTRIES, INC.

       The undersigned hereby appoints Paul S. Bush and Robert L. Ayres as Proxies, each with the power to appoint his substitute, and hereby authorizes either of them to represent and to vote, as designated hereon, all the shares of Class A Common Stock of Bush Industries, Inc. held of record by the undersigned on March 28, 2003, at the Annual Meeting of Stockholders to be held on May 15, 2003 at 10:00 a.m., or any adjournment(s) thereof.

       THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE RATIFICATION OF DELOITTE & TOUCHE LLP, AS THE COMPANY'S INDEPENDENT AUDITORS, FOR THE PROPOSAL TO ADJOURN THE ANNUAL MEETING IF THERE ARE NOT SUFFICIENT VOTES TO APPROVE ONE OR MORE MATTERS, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

                           (Continued on reverse side)

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned Class A Common Stockholder. If no direction is made, this proxy will be voted FOR the following Proposals:

1.    ELECTION OF DIRECTORS           PAUL A. BENKE,   JERALD D. BIDLACK,   DAVID G. DAWSON, WILLIAM M. HOGAN, III

 FOR all nominees      WITHHOLD
listed (except as    AUTHORITY to
  marked to the      vote for all     (INSTRUCTION: To withhold authority to vote for any individual nominee, write that
    contrary)      nominees listed    nominee's name in the space provided below.)
       / /               / /
                                      ------------------------------------------------------------------------------------------

2.   PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE            TO ACT UPON SUCH OTHER MATTER OR MATTERS WHICH MAY
     LLP, TO ACT AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE          PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR
     FISCAL YEAR ENDING JANUARY 3, 2004.                                ADJOURNMENTS THEREOF.

                FOR       AGAINST       ABSTAIN

               / /         / /           / /


3.   PROPOSAL TO ADJOURN THE ANNUAL MEETING IF THERE ARE NOT SUFFICIENT
     VOTES TO APPROVE ONE OR MORE MATTERS.

               FOR       AGAINST       ABSTAIN

              / /         / /           / /
                                                            This proxy should be marked, dated and signed by the stockholder(s)
                                                            exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both must sign.

                                                            Dated:                                    , 2003
                                                                  ------------------------------------

                                                            ------------------------------------------------
                                                            Signature

                                                            ------------------------------------------------
                                                            Signature